Exhibit 4.1

WCA WASTE CORPORATION,

as the Issuer,

the Guarantors party hereto

and

BOKF, NA dba BANK OF TEXAS,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of February 16, 2012

7  1/2% Senior Notes due 2019

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of February 16, 2012, among WCA Waste Corporation, a Delaware corporation (the “Company”), the guarantors listed on the signature page hereto (the “Guarantors”) and BOKF, NA dba Bank of Texas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of June 7, 2011 (the “Indenture”), by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 7 1/2% Senior Notes due 2019 (the “Notes”) were issued;

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated December 21, 2011, by and among the Company, Cod Intermediate, LLC and Cod Merger Company, Inc., as amended from time to time (the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company has offered to purchase for cash any and all outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated February 6, 2012, as amended or supplemented from time to time (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer for the Notes);

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Third Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more Board Resolutions authorizing the execution of this Third Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 7.02 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Third Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1 Amendments.

(a) Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 8.03 and 10.04 and Article V of the Indenture. Effective as of the date hereof, none of the Company, any Guarantor, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article, and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Company or any Guarantor has observed, performed or complied with the provisions of the Indenture.

(b) Subject to Section 2.01 hereof, Sections 6.01 and 6.02 of the Indenture are hereby amended and restated to read, in their respective entireties, as follows:

“Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) default in any payment of interest on, or Liquidated Damages, if any, with respect to any Note under the Indenture when due, continued for 30 days;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; or

(3) failure by the Company of any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Notes.

Section 6.02. Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Liquidated Damages, if any, that has become due solely because of the acceleration) have been cured or waived.”

Section 1.2 Amendments to Definitions and Section References.

(a) Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references have been eliminated as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

(b) Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting therefrom any references to sections or articles of the Indenture which have been deleted as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect of Third Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Third Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Third Supplemental Indenture. If and when Notes are accepted for purchase by the Company pursuant to the Tender Offer, the provisions of this Third Supplemental Indenture will become operative as of the date and time of such acceptance.

Section 2.2 Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE.

Section 2.3 No Representations by Trustee.

The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.

Section 2.4 Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written.

WCA WASTE CORPORATION

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Senior Vice President & Chief Financial Officer

SUBSIDIARY GUARANTORS:

American Waste, LLC
Boxer Realty Redevelopment, LLC
Burnt Poplar Transfer, L.L.C.
Champion City Recovery, LLC
Crest Road Recycling, LLC
Eagle Ridge Landfill, LLC
Emerald Waste Services, LLC
EWS Central Florida Hauling, LLC
Material Reclamation, LLC
Material Recovery, LLC
N.E. Land Fill, LLC
New Amsterdam & Seneca Railroad Company, LLC
Pauls Valley Landfill, LLC
Sooner Waste, L.L.C.
Sunny Farms Landfill, LLC
Texas Environmental Waste Services, LLC
Transit Waste, LLC
TransLift, LLC
Waste Corporation of Arkansas, LLC
Waste Corporation of Kansas, Inc.
Waste Corporation of Missouri, Inc.
Waste Corporation of Tennessee, Inc.
WCA Capital, Inc.
WCA Holdings Corporation
WCA Management Limited, Inc.
WCA Management General, Inc.
WCA of Alabama, L.L.C.
WCA of Central Florida, Inc.
WCA of Chickasha, Inc.
WCA of Florida, Inc.

[Signature Page to Third Supplemental Indenture]

WCA of High Point, LLC
WCA of Massachusetts, LLC
WCA of Mississippi, LLC
WCA of North Carolina, LLC
WCA of Ohio, LLC
WCA of Oklahoma, LLC
WCA of St. Lucie, LLC
WCA Shiloh Landfill, L.L.C.
WCA Texas Management General, Inc.
WCA Wake Transfer Station, LLC
WCA Waste Systems, Inc.
WRH Gainesville Holdings, LLC
WRH Gainesville, LLC
WRH Orange City, LLC

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

WCA Management Company, L.P.

By:	WCA Management General, Inc., its sole general partner

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

Waste Corporation of Texas, L.P.; Fort Bend Regional Landfill L.P. and Ruffino Hills Transfer Station, L.P.

By:	WCA Texas Management General, Inc., its sole general partner

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

BOKF, NA dba BANK OF TEXAS, as Trustee

By:	/s/ Ronda L. Parman
Authorized Signatory

[Signature Page to Third Supplemental Indenture]